EXHIBIT 99.1

Harsco Corporation Reports First Quarter 2012 Results From Operations

CAMP HILL, Pa., May 2, 2012 (GLOBE NEWSWIRE) -- Worldwide industrial services and engineered products company Harsco Corporation (NYSE:HSC) today reported first quarter 2012 results.

First Quarter 2012 Highlights

First quarter 2012 income from continuing operations was $3.5 million or $0.05 per diluted share before restructuring charges. Including the restructuring charges, diluted EPS from continuing operations were a loss of ($0.36), or a loss of ($29.2) million. This compares with first quarter 2011 income from continuing operations of $13.6 million, or $0.15 per share.

Also included in the first quarter was a $4.1 million, pre-tax expense, or ($0.04) per share, related to a separation payment for the former CEO. Further, the quarter benefited from a one-time $1.7 million, pre-tax, or $0.02 per share, pension curtailment gain in the Metals and Minerals Segment. Excluding the restructuring charges and these one-time items, earnings per share were $0.07.

Sales in the first quarter of 2012 were approximately $752 million, compared with $779 million in the first quarter of last year. Foreign currency translation decreased sales in the first quarter of 2012 by approximately $14 million when compared with the first quarter of 2011, but did not have a material impact on operating income.

As part of the restructuring program previously announced in December 2011, the Company incurred a $35.4 million pre-tax, or $0.41 per diluted share restructuring charge in the first quarter of 2012, principally to further address the realignment of the Company's Infrastructure business and position it for breakeven operating income in the second half of 2012 and profitability in 2013, despite the continued challenging global non-residential construction environment. As also previously reported, the Company's 2011/2012 restructuring actions are expected to generate pre-tax savings of approximately $36 million in 2012, or $0.32 per diluted share, and more than $65 million in pre-tax savings, or $0.58 per diluted share, when fully annualized in 2013.

	First Quarter
	2012	2011
Reported Diluted EPS From continuing operations	$ (0.36)	$ 0.15

Add Back:
• Restructuring Charge	0.41	--
• Former CEO Separation Payment	0.04	--
• Pension Curtailment Gains	(0.02)	--
Adjusted Diluted EPS from continuing operations	$ 0.07	$ 0.15

Comment

Commenting on the Company's results, Harsco Interim Chairman and Chief Executive Officer Henry W. Knueppel said, "Clearly we are not pleased with our overall operating results for the quarter. As we stated coming into this quarter it would be a difficult quarter and the low point for the year. Our key markets for Infrastructure and Metals actually trended worse than expected in the quarter. Fortunately, strong performances in our Rail and Industrial businesses and rigorous implementation of the previously announced restructuring actions allowed us to bridge the gap and meet our commitments.

"As we look at the second quarter we are seeing some recovery in our markets but not yet to the degree we expected as the year began.  We do however expect significant incremental improvement over our first quarter results. Accordingly, we are projecting second quarter earnings in the range of $0.32  to $0.38 per share before the effect of further restructuring costs from previously announced restructuring actions. This guidance excludes a one-time gain associated with the restructuring of approximately $4.5 million, or $0.04 per share, that was included in our original December guidance. While we are expecting to achieve this one-time gain in the second quarter, the timing involved could move it to the third quarter. Therefore, we have pulled it out of our current guidance. Our second quarter 2012 earnings projection compares with $0.47 per share in the second quarter of 2011. Results in 2011 included an $8 million, pre-tax, or $0.07 per share one-time benefit. This benefit was related to the completion of the first phase of the Rail Segment's large equipment order from the Ministry of Railways of China."

First Quarter Business Review

Harsco Metals & Minerals

Sales in the first quarter of $360 million compared with last year's first quarter sales of approximately $392 million. Foreign currency translation reduced sales in the quarter by approximately $8.6 million.

Operating income in the first quarter was $22.3 million or a decline of approximately 22 percent from the operating income of $28.6 million in last year's first quarter. Operating margins in the quarter before the restructuring charge were 6.1 percent, compared with 7.3 percent in the first quarter of 2011. Foreign currency translation did not have a material impact on operating income in the quarter. Results in the first quarter of 2012 included a $1.7 million pre-tax, or $0.02 per share, pension curtailment gain.

While there were no meaningful restructuring charges for this business segment in the first quarter, as previously announced, restructuring charges of approximately $12 million are expected to be incurred in the remaining quarters of 2012. A significant portion of the restructuring charges for this Segment were taken in the fourth quarter of 2011.

Lower year-over-year sales and operating income in the quarter were principally the result of lower global steel production and demand. Overall, customer steel production was down 13 percent in the first quarter, compared with the first quarter of last year. These headwinds were somewhat offset by improved results from the Company's roofing granules and abrasives business and overall cost reductions from previously announced restructuring initiatives.

Looking ahead, the Metals & Minerals business is expected to show improved operating margins and overall returns in 2012. End-market activity is expected to continue to be down year-over-year in the second quarter of 2012, due principally to European and Middle East market conditions, but improve in the second half of the year. The second half of 2012 will also benefit from continued new contract signings and restructuring actions.

Harsco Infrastructure

Sales in the first quarter decreased to $238 million from $262 million last year. Foreign currency translation reduced sales in the quarter by approximately $5.2 million.

An operating loss of approximately ($18.0) million was incurred in the first quarter, before restructuring charge. Last year, a comparable operating loss of ($17.5) million was incurred in the first quarter. Foreign currency translation did not have a material impact on operating income in the quarter.

During the first quarter of 2012, the Company took a pre-tax restructuring charge of approximately $35.6 million in this business. The charge was the result of previously disclosed actions to rationalize equipment, exit under-performing locations and reduce European exposure. Including the charge, an operating loss of ($53.5) million was incurred in the quarter. The Company expects to incur an additional restructuring charge of approximately $49 million in the remaining quarters of 2012, as a result of these previously mentioned actions.

Despite continued global bottom cycle activity in the non-residential construction market, the Company expects operating income in the Infrastructure business to be positive for the second half of 2012 due to the significant restructuring actions the Company has taken in this Segment over the past two years.

Harsco Rail

Sales in the quarter were $68 million, an increase of 9 percent from sales of $63 million last year. Operating income was $9.3 million in the first quarter, compared with operating income of $8.1 million in the first quarter of 2011, an increase of approximately 15 percent. Operating margins of 13.7 percent in the quarter were seventy basis points higher than operating margins of 13.0 percent in last year's first quarter. Foreign currency translation did not have a meaningful impact on results in the quarter when compared with the first quarter of last year.

Stronger than anticipated performance in the quarter was the result of higher contract services revenues and equipment sales compared with the first quarter of last year. This stronger performance was partially due to the timing of parts and equipment sales in the first quarter that were expected to occur in the second quarter of 2012.

Looking ahead, Harsco Rail entered 2012 with a strong order book and encouraging bidding activity and is again expected to show strong full-year results. It should be noted that the second quarter of 2011 included an $8.0 million pre-tax one-time benefit. As previously noted, this benefit related to the completion of the first phase of this Segment's large equipment order from the Ministry of Railways of China. This benefit will not repeat in 2012.

Harsco Industrial

Sales in the first quarter increased by approximately 37 percent to $86 million from last year's $63 million. Likewise, operating income increased by 31 percent to $14.0 million compared with $10.7 million last year. Operating margins in the quarter of 16.2 percent compared with last year's first quarter margins of 16.9 percent. The decline was principally due to higher year-over-year material costs. Foreign currency translation did not have a material impact on results in the quarter when compared with the first quarter of last year.

Improved results in the first quarter of 2012 were the result of year-over-year growth due to increased market demand in Harsco Industrial's businesses, with gains in market share and overall economic improvement in the principally energy-related markets served by these businesses.

The outlook for Harsco Industrial for the remainder of 2012 remains guarded. With its focus on the energy sector, its successful globalization of the business and a renewed emphasis on product development and differentiation, Harsco Industrial expects to see continued growth in both sales and income in 2012 and beyond. However, recent historically low natural gas prices could have a negative impact on this Segment's future order activity.

Liquidity, Capital Resources and Other Matters

Net cash used by operating activities for the first quarter of 2012 was $1.4 million, compared with $13.1 million of cash provided by operations in the prior year. Cash from operations in 2012 and 2011 includes $28.8 million and $10.3 million, respectively, of cash payments for restructuring actions. Excluding restructuring payments, cash from operations in 2012 and 2011 was $27.4 million and $23.4 million, respectively.  Capital expenditures in the first quarter of 2012 were $53 million, compared with $67 million for the same period last year.

At the end of the quarter, the Company's balance sheet debt was $968 million, up from the December 31, 2011 amount of $909 million. The debt-to-capital ratio at March 31, 2012 was 44.4 percent, up from 42.7 percent at December 31, 2011. The net debt-to-capital ratio at March 31, 2012 was 40.6 percent, up from 39.2 percent at December 31, 2011.

During the quarter, the Company successfully renewed an unsecured back-up credit facility through a multi-national consortium of 14 banks. The new 5-year, $525 million back-up facility, which was oversubscribed, replaces a 3-year back-up facility that was due to expire later this year.

The first quarter effective income tax rate, excluding restructuring costs, was 68.3 percent due to the mix of international earnings. For the full-year 2012, the effective income tax rate is estimated in the range of 27 percent.

Economic Value Added (EVA®) in the first quarter of 2012 was comparable to the first quarter of 2011.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the recent global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; risk and uncertainty associated with intangible assets; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives, including the achievement of expected cost savings in the expected timeframe; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 70470077. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website.

About Harsco

Harsco Corporation is a diversified industrial company that provides essential services and products to major industries that build the world, including steel and metals, construction, railways and energy. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share amounts)
	Three Months Ended March 31
	2012	2011
Revenues from continuing operations:
Service revenues	$ 598,700	$ 653,527
Product revenues	153,635	125,528
Total revenues	752,335	779,055

Costs and expenses from continuing operations:
Cost of services sold	483,425	525,978
Cost of products sold	110,242	84,441
Selling, general and administrative expenses	129,203	137,789
Research and development expenses	2,060	1,340
Other expenses	40,092	471
Total costs and expenses	765,022	750,019

Operating income (loss) from continuing operations	(12,687)	29,036

Interest income	674	720
Interest expense	(12,824)	(11,935)

Income (loss) from continuing operations before income taxes and equity income	(24,837)	17,821

Income tax expense	(4,498)	(4,400)
Equity in income of unconsolidated entities, net	169	211

Income (loss) from continuing operations	(29,166)	13,632

Discontinued operations:
Loss on disposal of discontinued business	(650)	(1,328)
Income tax benefit related to discontinued business	244	503
Loss from discontinued operations	(406)	(825)
Net income (loss)	(29,572)	12,807
Less: Net (income) loss attributable to noncontrolling interests	203	(1,376)
Net income (loss) attributable to Harsco Corporation	$ (29,369)	$ 11,431

Amounts attributable to Harsco Corporation common stockholders:
Income (loss) from continuing operations, net of tax	$ (28,963)	$ 12,256
Loss from discontinued operations, net of tax	(406)	(825)
Net income (loss) attributable to Harsco Corporation common stockholders	$ (29,369)	$ 11,431

Weighted-average shares of common stock outstanding	80,579	80,695
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ (0.36)	$ 0.15
Discontinued operations	(0.01)	(0.01)
Basic earnings (loss) per share attributable to Harsco Corporation common stockholders	$ (0.36)(a)	$ 0.14

Diluted weighted-average shares of common stock outstanding	80,579	80,944
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ (0.36)	$ 0.15
Discontinued operations	(0.01)	(0.01)
Diluted earnings (loss) per share attributable to Harsco Corporation common stockholders	$ (0.36)(a)	$ 0.14

(a) Does not total due to rounding

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	March 31 2012	December 31 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 136,604	$ 121,184
Trade accounts receivable, net	631,645	618,475
Other receivables	34,955	44,431
Inventories	261,959	241,934
Other current assets	123,031	133,407
Total current assets	1,188,194	1,159,431
Property, plant and equipment, net	1,279,121	1,274,484
Goodwill	692,826	680,901
Intangible assets, net	90,449	93,501
Other assets	128,875	130,560
Total assets	$ 3,379,465	$ 3,338,877
LIABILITIES
Current liabilities:
Short-term borrowings	$ 32,407	$ 51,414
Current maturities of long-term debt	2,741	3,558
Accounts payable	245,927	252,329
Accrued compensation	82,711	92,603
Income taxes payable	9,952	8,409
Dividends payable	16,512	16,498
Insurance liabilities	21,863	25,075
Advances on contracts	111,071	111,429
Other current liabilities	231,325	220,953
Total current liabilities	754,509	782,268
Long-term debt	932,799	853,800
Deferred income taxes	27,337	27,430
Insurance liabilities	62,897	60,864
Retirement plan liabilities	334,376	343,842
Other liabilities	53,521	50,755
Total liabilities	2,165,439	2,118,959
EQUITY
Harsco Corporation stockholders' equity:
Common stock	140,025	139,914
Additional paid-in capital	150,261	149,066
Accumulated other comprehensive loss	(333,307)	(364,191)
Retained earnings	1,950,340	1,996,234
Treasury stock	(745,071)	(744,644)
Total Harsco Corporation stockholders' equity	1,162,248	1,176,379
Noncontrolling interests	51,778	43,539
Total equity	1,214,026	1,219,918
Total liabilities and equity	$ 3,379,465	$ 3,338,877

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Three Months Ended March 31
	2012	2011

Cash flows from operating activities:
Net income (loss)	$ (29,572)	$ 12,807
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	65,454	67,929
Amortization	6,488	8,593
Equity in income of unconsolidated entities, net	(169)	(211)
Dividends or distributions from unconsolidated entities	--	88
Harsco 2011/2012 Restructuring Program non-cash adjustment	12,246	--
Other, net	(9,830)	(4,372)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	212	(38,681)
Inventories	(17,269)	(14,313)
Accounts payable	(9,522)	10,547
Accrued interest payable	5,552	6,199
Accrued compensation	(11,760)	(9,704)
Harsco Infrastructure Segment 2010 Restructuring Program accrual	(1,317)	(9,116)
Harsco 2011/2012 Restructuring Program accrual	(599)	--
Other assets and liabilities	(11,340)	(16,626)

Net cash provided (used) by operating activities	(1,426)	13,140

Cash flows from investing activities:
Purchases of property, plant and equipment	(52,789)	(67,257)
Proceeds from sale of assets	22,488	6,617
Other investing activities, net	(2,020)	4,733

Net cash used by investing activities	(32,321)	(55,907)

Cash flows from financing activities:
Short-term borrowings, net	(19,527)	29,431
Current maturities and long-term debt:
Additions	139,066	70,482
Reductions	(61,196)	(66,566)
Cash dividends paid on common stock	(16,499)	(16,507)
Dividends paid to noncontrolling interests	--	(600)
Contributions from noncontrolling interests	7,935	333
Common stock issued-options	542	1,239
Other financing activities, net	(2,708)	--

Net cash provided by financing activities	47,613	17,812

Effect of exchange rate changes on cash	1,554	2,029

Net increase (decrease) in cash and cash equivalents	15,420	(22,926)

Cash and cash equivalents at beginning of period	121,184	124,238

Cash and cash equivalents at end of period	$ 136,604	$ 101,312

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
(In thousands)	Revenues	Operating Income (loss)	Revenues	Operating Income (loss)

Harsco Metals & Minerals	$ 359,951	$ 22,311	$ 391,737	$ 28,605
Harsco Infrastructure	237,972	(53,542)	261,567	(17,491)
Harsco Rail	68,048	9,331	62,602	8,123
Harsco Industrial	86,364	13,998	63,149	10,674
General Corporate	--	(4,785)	--	(875)
Consolidated Totals	$ 752,335	$ (12,687)	$ 779,055	$ 29,036

HARSCO CORPORATION REVIEW OF OPERATING INCOME BY SEGMENT EXCLUDING 2011/2012 HARSCO RESTRUCTURING PROGRAM CHARGE (a) – Addendum (Unaudited)

	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Operating Income (Loss)			Operating Income (Loss)
(In thousands)	As Reported	2011/2012 Restructuring Program Charge	Excluding 2011/2012 Restructuring Program Charge	As Reported	2011/2012 Restructuring Program Charge	Excluding 2011/2012 Restructuring Program Charge
Harsco Metals & Minerals	$ 22,311	$ (205)	$ 22,106	$ 28,605	$ --	$ 28,605
Harsco Infrastructure	(53,542)	35,580	(17,962)	(17,491)	--	(17,491)
Harsco Rail	9,331	--	9,331	8,123	--	8,123
Harsco Industrial	13,998	--	13,998	10,674	--	10,674
General Corporate	(4,785)	74	(4,711)	(875)	--	(875)
Consolidated Totals	$ (12,687)	$ 35,449	$ 22,762	$ 29,036	$ --	$ 29,036

(a) The Company's management believes operating income excluding the 2011/2012 Restructuring Program charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of the 2011/2012 Restructuring Program charge permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

HARSCO CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS (GAAP BASIS) TO INCOME FROM CONTINUING OPERATIONS, EXCLUDING 2011/2012 RESTRUCTURING PROGRAM CHARGE (a) (Unaudited)
(In thousands)

	Three Months Ended March 31
	2012	2011

Income (loss) from continuing operations (GAAP basis)	$ (29,166)	$ 13,632

2011/2012 Restructuring Program charge:

Employee termination benefit costs	(4,112)	--
Cost to exit activities	(23,204)	--
Product rationalization	(8,133)	--
2011/2012 Restructuring Program charge, before tax	(35,449)	--
Tax benefit	2,751	--
2011/2012 Restructuring Program charge, after tax	(32,698)	--

Income from continuing operations, excluding 2011/2012 Restructuring Program charge	$ 3,532	$ 13,632

(a) The Company's management believes income from continuing operations excluding the 2011/2012 Restructuring Program charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of the 2011/2012 Restructuring Program charge permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

HARSCO CORPORATION DISCRETIONARY CASH FLOW (Unaudited) (In thousands)
	Three Months Ended March 31
	2012	2011

Net cash provided (used) by operating activities	$ (1,426)	$ 13,140
Plus restructuring cash payments	28,800	10,312
Plus total proceeds from sale of assets (a)	22,488	6,617
Less proceeds from sale of assets under restructuring plans	(7,343)	--

Sub-total	42,519	30,069
Less maintenance capital expenditures (b)	(35,832)	(38,834)
Discretionary Cash Flow	$ 6,687	$ (8,765)

(a) Asset sales are a normal part of the business model, primarily for the Harsco Infrastructure and Harsco Metals & Minerals Segments.
(b) Maintenance capital expenditures are necessary to sustain the Company's current revenue streams and include contract renewals.

Discretionary Cash Flow is a non-GAAP financial measure.  The Company's Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration the cash impact of net restructuring plan expenditures, proceeds from sales of assets and "maintenance" capital expenditures. Maintenance capital expenditures do not include "growth" capital expenditures which expand the Company's revenue base and create additional future cash flow, and for which management has discretion as to amount, timing and geographic placement.  It is important to note that Discretionary Cash Flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT: Investor Contact
         Eugene M. Truett
         717.975.5677
         etruett@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com